Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of January 14, 2013, is by and among Golden Bridge Holdings Limited, a Cayman Islands exempt company with limited liability (“Parent”), Golden Bridge Merger Sub Limited, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Mr. Xianfu Zhu and Zhongpin Inc., a Delaware corporation (the “Company”).

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger dated as of November 26, 2012 (the “Merger Agreement”), upon the terms and subject to the conditions of which, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly owned subsidiary of Parent as a result of the Merger;

WHEREAS, Section 8.4 of the Merger Agreement provides that the Parties may modify or amend the Merger Agreement, with the approval of the boards of directors of the Parties at any time and, in the case of the Company, acting upon the recommendation of the special committee of the board of directors of the Company (“Company Board”) comprising solely of independent and disinterested directors (the “Special Committee”);

WHEREAS, the Company Board, acting upon the unanimous recommendation of the Special Committee, has (i) determined that it is fair to and in the best interest of the Company and its stockholders, and declared it advisable, to enter into this Amendment and (ii) approved the execution, delivery and performance by the Company of this Amendment;

WHEREAS, the board of directors of each of Parent and Merger Sub has (i) approved the execution, delivery and performance by Parent and Merger Sub, as the case may be, of this Amendment and (ii) declared it advisable for Parent and Merger Sub to enter into this Amendment, and Parent, as the sole stockholder of Merger Sub, has approved this Amendment, in each case, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the Parties agree to amend the Merger Agreement as follows:

1.	Definitions

Unless otherwise specifically defined herein, all capitalized terms used but not defined herein shall have the meanings ascribed to them under the Merger Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Merger Agreement shall, from and after the execution of this Amendment, refer to the Merger Agreement as amended by this Amendment.

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2.	Amendments to Merger Agreement

2.1	Amendment to Section 6.6(a)

Sub-section (a) of Section 6.6 No Solicitation is hereby amended and restated as follows:

Notwithstanding any other provision of this Agreement to the contrary, from the date of this Agreement until 11:59 p.m. Beijing time on February 8, 2013 (the “Go-Shop Period End Date”), the Company and its Subsidiaries and any of its or their respective directors, officers, employees, advisors, representatives or agents (collectively, “Representatives”) shall have the right (acting under the direction of the Special Committee) to directly or indirectly: (i) initiate, solicit and encourage Alternative Transaction Proposals (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to Alternative Transaction Proposals), including by way of public disclosure and by way of providing access to non-public information to any Person (each, a “Solicited Person”) pursuant to one or more Acceptable Confidentiality Agreements; provided, that the Company shall promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries that it has provided to any Solicited Person which was not previously provided to Parent; and (ii) enter into and maintain discussions or negotiations with respect to Alternative Transaction Proposals (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to Alternative Transaction Proposals) or otherwise cooperate with, assist or participate in, facilitate, or take any other action in connection with any such inquiries, proposals, discussions or negotiations. Within forty-eight (48) hours following the Go-Shop Period End Date, the Company shall notify Parent of the material terms and conditions of any Alternative Transaction Proposals (including any amendments or modifications thereof) received from any Excluded Party (as defined below) and the identity thereof. The Company shall immediately cease any discussions with any Person (other than Parent and any Excluded Party) that are ongoing as of the Go-Shop Period End Date and that relate, or may reasonably be expected, to lead to an Alternative Acquisition Proposal, except as otherwise expressly provided in Sections 6.6(b) and (d). As used in this Agreement, the term “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and shall not prohibit the Company from providing information to Parent which the Company is required to provide pursuant to Sections 6.6(a) and 6.6(e).

2.2	Amendment to Section 8.1(g)

Sub-section (g) of Section 8.1 Termination is hereby amended and restated as follows:

This Agreement may be terminated at any time for any reason on or prior to February 8, 2013 by the Company (acting upon the recommendation of the Special Committee).

3.	Miscellaneous

3.1	No Further Amendment

The Parties agree that all other provisions of the Merger Agreement shall, subject to the amendments in Section 2 of this Amendment, continue unamended, in full force and effect and constitute legal and binding obligations of the Parties. This Amendment forms an integral and inseparable part of the Merger Agreement.

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3.2	Representations and Warranties of the Company

The Company represents and warrants that (i) it has the corporate power and authority to execute and deliver this Amendment; (ii) the execution, delivery and performance by the Company of this Amendment have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings other than those previously taken or conducted on the part of the Company are necessary to approve and authorize this Amendment; and (iii) the Company Board, acting upon the unanimous recommendation of the Special Committee, has determined that it is fair to and in the best interest of the Company and its stockholders, and declared it advisable, to enter into this Amendment and approved the execution, delivery and performance by the Company of this Amendment.

3.3	Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub represent and warrant that (i) each of Parent and Merger Sub has the corporate power and authority to execute and deliver this Amendment; (ii) the execution, delivery and performance by Parent and Merger Sub of this Amendment have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Merger Sub; and (iii) no other corporate proceedings (including no stockholder action) other than those previously taken or conducted on the part of Parent and Merger Sub, as applicable, are necessary to approve and authorize this Amendment.

3.4	Other Miscellaneous Terms

The provisions of Article IX (General Provisions) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified by this Amendment.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the Parties (as applicable) as of the date first written above.

GOLDEN BRIDGE HOLDINGS LIMITED

By:	/s/ Xianfu Zhu
Name: Xianfu Zhu
Title: Director

GOLDEN BRIDGE MERGER SUB LIMITED

By:	/s/ Xianfu Zhu
Name: Xianfu Zhu
Title: Director

ZHONGPIN INC.

By:	/s/ Feng Wang
Name: Feng Wang
Title: Chief Financial Officer

MR. XIANFU ZHU

By:	/s/ Xianfu Zhu

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